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                                                                     Exhibit 5.1

                       [Baker & Hostetler LLP Letterhead]

                                November 19, 2001

Preformed Line Products Company
660 Beta Drive
Mayfield Village, Ohio 44143

Gentlemen:

         We have acted as counsel to Preformed Line Products Company, an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the registration of 300,000 Common Shares, $2 par value (the "Common Shares"), of the Company for offer, sale or distribution to the Company's employees pursuant to the Preformed Line Products Company Salaried Employees' Profit Sharing Plan (the "Plan").

         In connection with the foregoing, we have examined: (a) the Amended and Restated Articles of Incorporation of the Company, (b) the Amended and Restated Code of Regulations of the Company, (c) the Plan, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based on such examination, we are of the opinion that:

         The Common Shares available for offer, sale or distribution pursuant to the Plan, when offered, sold or distributed in accordance with the Plan, will be legally issued, fully paid and nonassessable.

                  We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act, or other rules and regulations thereunder.

                                                     Very truly yours,

                                                     /s/ Baker & Hostetler LLP